Exhibit 99.1

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY APPOINTS NEW DIRECTOR

Greenville, WI, December 7, 2006--School Specialty, Inc. (NASDAQ: SCHS), a leading education company and the largest provider of supplemental learning products to the preK-12 market, today announced the appointment of Jacqueline F. Woods, 59, to its Board of Directors. Woods is the retired president of ATT Ohio, formerly SBC Ohio, and currently is a senior consultant specializing in executive coaching, media relations and crisis communications with the Landau Public Relations firm.

"We are excited to add Jackie to the Board of Directors of School Specialty," said Terry Lay, Chairman of the Board of School Specialty, Inc. "We welcome her extensive finance, operations, marketing, sales, government and public relations experience to our board."

Woods is currently active on several corporate and civic boards, including The Timken Company (NYSE: TKR), The Andersons, Inc. (NASDAQ: ANDE) and the Cleveland Foundation. Additionally, she is trustee of Kent State University, Muskingum College and the Foundation of Independent Higher Education.

About School Specialty, Inc.

School Specialty is a leading education company and the largest provider of supplemental learning products to the preK-12 market. School Specialty provides innovative and proprietary products, programs, and services to help educators engage and inspire students of all ages and abilities.

Through leading brands, School Specialty designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and classroom basics.

Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors, and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.